Exhibit 3.1.21

CERTIFICATE OF FORMATION

OF

WEST AT HOME, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

This Certificate of Formation of West At Home, LLC, a Delaware limited liability company (the “LLC”), dated as of February 1, 2007, is being duly executed and filed by Jisella Veath Dolan, as an authorized person, to form a limited liability company pursuant to the Limited Liability Company Act of Delaware (6 Del. C. § 18-101, et seq.).

FIRST, the name of the LLC formed hereby will be West At Home, LLC.

SECOND, the address of its registered office in the State of Delaware will be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle.

THIRD, the name and address of its registered agent for service of process on the LLC in the State of Delaware will be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle.

IN WITNESS WHEREOF, this Certificate of Formation has been executed by an authorized person as of the date first above written.

/s/ JISELLA VEATH DOLAN
Jisella Veath Dolan, Authorized Person